NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa                                      Jane Miller
Executive Vice President/                        Corporate Relations Manager
Chief Financial Officer                             (603) 594-8585 x 3346
(603) 595-7000                                           Email: investorrelations@presstek.com

PRESSTEK REPORTS RECORD CONSOLIDATED REVENUE
-Increasing digital sales continue to drive revenue growth-

Hudson, NH - July 27, 2006 - Presstek, Inc. (Nasdaq:PRST), a leading manufacturer and marketer of high tech digital imaging solutions for the graphic arts and laser imaging markets, today reported record consolidated revenue of $74.2 million for the second quarter of 2006, and net income of $2.7 million, or $0.08 per diluted share.

President and Chief Executive Officer Edward J. Marino said, “We are very pleased to report solid business results for the second quarter of 2006. Growth of the company’s consolidated revenue was driven by strong digital sales, which now comprise 69% of our total revenue. DI press products again led digital sales, increasing 38% over the previous quarter. These achievements were reached with very little contribution from OEM equipment sales.”

Marino continued, “We believe that the strong growth trends developing in our digital product lines clearly demonstrate growing market acceptance of Presstek’s digital technology and that our strategy of moving more toward a direct sales model and taking more control of our channels to market is working.”

Financial Results
The company reported the following financial highlights in the second quarter of 2006:

•	Record consolidated revenue of $74.2 million, up 5% from the prior quarter, and 6% from the corresponding quarter last year;

•	Record consolidated digital revenue, up 10% from the prior quarter, and 24% from the corresponding quarter last year;

•	Record consolidated equipment revenue of $27.4 million, up 16% from the prior quarter, and 29% from the corresponding quarter last year;

•	Record DI equipment revenue, up 38% from the prior quarter, and 117% from the corresponding quarter last year;

•	Record DI consumable revenue, up 10% from the prior quarter, and 12% from the corresponding quarter last year;

•	Record revenue at Presstek Europe, up 28% from the prior quarter, and 135% from the corresponding quarter last year;

•	Record external revenue of $1.9 million at the company’s Lasertel subsidiary, up 58% from the prior quarter, and 159% from the corresponding quarter last year.

Executive Vice President and Chief Financial Officer Moosa E. Moosa said, “Presstek’s strong financial and operating performance in the second quarter was offset by a decrease in analog consumable and service revenue. During the quarter we shifted some of the less profitable analog service contracts to a time and materials model, which in the short term will impact the steady annuity-type revenue of the normal service contract. We believe this is in the best interest of the company as it frees up valuable customer service resources for digital service requirements and results in a more profitable model for the long run. Service costs were higher by approximately $0.6 million as a result of higher infrastructure costs to equip technicians with the latest technology tools.”

Moosa continued, “The decrease in analog service and consumable revenues had a direct impact on our gross margins, which decreased to 28% in the second quarter from 29% in the prior quarter. Margins were also impacted by the increase of equipment in our product mix. We expect margins to improve in the coming quarters as analog service contracts are replaced by service contracts on newly installed digital products, and as analog consumable revenue levels off.”

“Operating expenses in the second quarter were $17.0 million, down from $17.8 million in the corresponding quarter last year, even with an additional $0.6 million in IPEX trade show related expenses in the second quarter which did not occur last quarter,” said Moosa. “Net income for the quarter was $2.7 million, up 17% from $2.3 million in the corresponding quarter last year in spite of the additional IPEX related expenses this quarter.”

Moosa continued, “Our balance sheet continues to be very strong. We continued to see the results of our inventory reduction program in the second quarter, with inventories down by $4.8 million, or 11%, from the previous quarter.

“Receivables were up $6.6 million in the second quarter,” said Moosa. “This is mainly the result of increased revenue and the continuing shift from an OEM sales model to a direct sales model.”

“We paid down $1.8 million of long-term debt during the quarter,” said Moosa. “Total debt at the end of the quarter was $33.5 million, down from $34.8 million at the end of Q1. Debt-net-of-cash at the end of the quarter was $24.9 million, down from $28.8 million at the end of the first quarter.”

Looking ahead
“The penetration of Presstek’s digital technology continues to be the driving force behind our growth plans,” said Marino. “Increased penetration of our international markets, beginning in Europe, and the expansion of our digital product lines are the primary sources for near term growth. The latest addition to our digital product line is the new Presstek 52DI press, which was introduced at IPEX in April. The first customer shipments of the new 52DI will begin in the third quarter. To help us execute our growth plans we plan to continue to add staff in our sales, marketing and service organizations.”

Marino continued, “We have known all along that our DI press product line could experience the kind of growth we are now seeing. The value proposition of the DI press to the customer is very strong. Customers tell us and survey results show that DI press users are growing their businesses and seeing more profits as a result of our technology. The market is there and we are focusing our resources on meeting customer demand.”

“We are pleased that the business strategies we have set in place are proving successful,” said Marino. “Looking ahead, we expect third quarter revenue to be roughly equal to the second quarter due to the normal seasonality of our business. For the year, we believe we are on track to achieve our annual revenue growth target of 10% in 2006.”

Conference Call
Presstek's second quarter 2006 conference call is scheduled to take place at 11:00 a.m. (Eastern) on July 27, 2006. In the call the company intends to discuss its financial results and provide an update on the current state of the business.

To participate in the call, dial (866) 831-6224, access code: 84129894. To listen to a live web cast of the call, visit the Events Calendar in the Investor Relations section of Presstek’s website, www.presstek.com, fifteen minutes prior to start time. The webcast will be archived and available for replay until midnight on August 3, 2006. You may also listen to a telephone replay of the call from 1:00 p.m. on July 27, 2006 to 12:00 a.m. on August 3, 2006, by dialing (888) 286-8010, access code 64373158.

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek’s Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.

For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding future growth and profitability; expectations regarding the sale of products in general; expected expansion of served markets; expected organic and strategic growth; expected benefits and market acceptance of new product introductions; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, market acceptance of and demand for the company’s products and resulting revenue; the ability of the company to meet its stated financial objectives, the company’s dependency on its strategic partners (both on manufacturing and distribution), and other risks detailed in the company’s Annual Report on Form 10-K and the company’s other reports on file with the Securities and Exchange Commission. The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "likely," "opportunity," and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per-share data)
(Unaudited)

	Three months ended		Six months ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005

Revenue
Product	$62,552	$57,804	$120,934	$114,872
Service and parts	11,680	11,916	23,864	25,243
Total revenue	74,232	69,720	144,798	140,115

Cost of revenue
Product	44,547	40,292	86,192	81,746
Service and parts	8,849	8,144	17,134	16,943
Total cost of revenue	53,396	48,436	103,326	98,689

Gross profit	20,836	21,284	41,472	41,426

Operating expenses
Research and development	1,722	1,931	3,267	4,053
Sales, marketing and customer support	11,174	10,077	20,203	19,886
General and administrative	3,349	5,205	8,729	10,649
Amortization of intangible assets	785	577	1,593	1,165
Restructuring and special charges	-	-	-	982
Total operating expenses	17,030	17,790	33,792	36,735

Income from operations	3,806	3,494	7,680	4,691
Interest and other income (expense), net	(616)	(955)	(1,168)	(1,581)

Income from operations before income taxes	3,190	2,539	6,512	3,110
Provision for income taxes	444	200	1,042	290

Net income	$2,746	$2,339	$5,470	$2,820

Earnings per common share
Basic	$0.08	$0.07	$0.15	$0.08
Diluted	$0.08	$0.07	$0.15	$0.08

Weighted average shares outstanding
Weighted average shares outstanding - basic	35,637	35,083	35,506	34,936
Dilutive effect of options	419	528	456	525
Weighed average shares outstanding - diluted	36,056	35,611	35,962	35,461

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 1,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,566	$5,615
Accounts receivable, net	54,490	44,088
Inventories, net	40,812	50,083
Other current assets	2,904	1,175
Total current assets	106,772	100,961

Property, plant and equipment, net	44,131	45,250
Intangible assets, net	11,728	11,974
Goodwill	23,089	23,089
Other noncurrent assets	687	213

Total assets	$186,407	$181,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt and capital lease obligation	$7,036	$7,037
Line of credit	7,466	6,036
Accounts payable	24,528	21,199
Accrued expenses	12,078	16,718
Deferred revenue	8,887	8,579
Total current liabilities	59,995	59,569

Long-term debt and capital lease obligation, less current portion	19,054	22,570
Deferred income taxes	1,187	715

Total liabilities	80,236	82,854

Commitments and contingencies

Stockholders' equity
Preferred stock	-	-
Common stock	356	354
Additional paid-in capital	108,016	106,268
Accumulated other comprehensive income (loss)	259	(59)
Accumulated deficit	(2,460)	(7,930)
Total stockholders' equity	106,171	98,633

Total liabilities and stockholders' equity	$186,407	$181,487

PRESSTEK, INC.
USE OF NON-GAAP MEASURES

Debt-Net-of-Cash is not a measure of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered an alternative for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Presstek's management believes that Debt-Net-of-Cash provides meaningful information on Presstek's debt relative to its cash position. Presstek believes that both management and investors benefit from referring to this non-GAAP measure in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods. This non-GAAP measure also facilitates management's internal comparisons to Presstek's historical operating results and liquidity. Our presentation of this measure, however, may not be comparable to a similarly titled measure used by other companies. A reconciliation of this measure to
GAAP is included below:

PRESSTEK, INC.
RECONCILIATION OF DEBT-NET-OF-CASH TO TOTAL DEBT
(in thousands)
(Unaudited)

	As of
	July 1,	April 1,
	2006	2006
	(Q2 2006)	(Q1 2006)

Calculation of total debt:
Current portion of long-term debt	$7,000	$7,000
Line of credit	7,466	7,000
Long-term debt, net of current portion	19,000	20,750

Total debt	33,466	34,750

Cash	8,566	5,918

	$24,900	$28,832